Exhibit 99



Ratio of Earnings to Combined Fixed Charges and Preference Dividends

                                                                                 Year Ended December 31,
                                                          ------------------------------------------------------------------------
                                                             1996          1997           1998            1999            2000
                                                          ------------------------------------------------------------------------
Interest Expense                                                  -    $   429,012    $ 1,504,334     $ 1,749,225     $ 4,216,160
Minority interest in income of subsidiary                         -              -      1,563,999       5,602,264      10,074,463
Recurring fees relating to the Private Label
 Tender Option Program                                            -              -        454,919       1,416,756       2,197,557
Amortization of capitalized costs related
 to indebtedness                                                  -              -        158,572         345,282         478,951
Preference security dividend requirements of
 consolidated subsidiaries                                        -              -              -       3,014,375       8,593,956
                                                         -------------------------------------------------------------------------
    Total Fixed Charges                                           -    $   429,012    $ 3,681,824     $12,127,902     $25,561,087
                                                         =========================================================================


Income before minority interests                         $5,845,041    $10,055,808    $23,589,871     $31,798,457     $48,759,475
  Add:  Total Fixed Charges                                       -        429,012      3,681,824      12,127,902      25,561,087
  Less:  Preference security dividend requirements of             -              -              -      (3,014,375)     (8,593,956)
  consolidated subsidiaries                              -------------------------------------------------------------------------
    Earnings                                             $5,845,041    $10,484,820    $27,271,695     $40,911,984     $65,726,606
                                                         =========================================================================


Ratio of Earnings to Combined Fixed Charges
  and Preference Dividends                                  N/A          24:1           7:1           3:1            3:1



For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.